Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN

ALLEN, TEXAS AND COLUMBUS, OHIO

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342

Calabasas Hills, CA – June 27, 2008 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the opening of its 142nd and 143rd Cheesecake Factory restaurants.  The restaurants opened at Watters Creek at Montgomery Farm in Allen, Texas, a suburb of Dallas, and at Polaris Fashion Place in Columbus, Ohio, on June 26, 2008.  Both restaurants contain approximately 10,000 square feet and 280 seats.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 143 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100